Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of TOYO CO., Ltd on Post-effective Amendment No.1 to Form F-4 (File No. 333-277779 and No. 333-279028) of our report dated September 28, 2023, which includes an explanatory paragraph as to Blue World Acquisition Corporation’s ability to continue as a going concern, with respect to our audits of the financial statements of Blue World Acquisition Corporation as of June 30, 2023 and 2022 and for the year ended June 30, 2023 and for the period from July 19, 2021 (Inception) through June 30, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

New York, NY

May 1, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com